EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-292645 on Form S-8 of our report dated February 27, 2026, relating to the financial statements and financial statement schedule of Berkshire Hathaway Energy Company appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
February 27, 2026